Exhibit 10.6

February 26, 2004

Personal and Confidential

Ms. Barbara L. Blackford
3275 Stillhouse Road
Atlanta, Georgia 30339

Dear Barbara:

        The purpose of this letter agreement (the "Agreement") is to acknowledge and set forth the terms and conditions of your employment as an Executive Vice President, General Counsel and Corporate Secretary of Superior Essex Inc. ("Superior Essex"). Your employment with Superior Essex will commence effective as of the later of (i) April 12, 2004 or (ii) six weeks after you receive written notice from Superior Essex that your initial drug and background checks are satisfactory and are not grounds for terminating the offer or your initial employment.

        1.    Duties and Responsibilities.    (a) As the Executive Vice President, General Counsel and Corporate Secretary you will have such duties and authority, consistent with such positions with Superior Essex, as will be determined from time to time by the Chief Executive Officer of Superior Essex and you will report directly to the Chief Executive Officer of Superior Essex. Excluding any periods of vacation, holiday, sick leave and company-approved leave of absence to which you are entitled in accordance with Superior Essex policies and this Agreement, you will devote your full business time, energy and skill in the performance of your duties for Superior Essex and will perform faithfully and efficiently such duties.

          (b)   It shall not be a violation of this Agreement for you to (i) devote reasonable time to charitable, community, industry or professional activities, (ii) serve on corporate, civic, educational or charitable boards or committees, subject to Superior Essex's code of ethics, (iii) deliver lectures or fulfill speaking engagements from time to time, and/or (iv) make and manage personal business investments of your choice, subject to the prior written consent of the Company if any such investment is beyond merely buying and selling in the ordinary course (and, in so doing, may serve as an officer, director, agent or employee of entities and business enterprises that are related to such personal investments), subject to Superior Essex's code of ethics, and so long as such activities do not interfere in a material manner or on a routine basis with the performance of your responsibilities under this Agreement.

        2.    Base Salary.    As compensation for your services, Superior Essex will pay you an annual base salary of $250,000 in accordance with Superior Essex's usual payroll practices. Your base salary will be reviewed annually in accordance with Superior Essex's standard practices and is subject to merit increases as determined by Superior Essex in its sole discretion.

        3.    Annual Bonus.    While you are employed by Superior Essex, in addition to your base salary, you will be eligible to receive an annual cash bonus, if earned, based upon the achievement of performance goals set by Superior Essex. The bonus will be determined annually at the same time bonuses are determined for other officers of Superior Essex and will be payable at the same time and the same manner as bonuses are paid to such other officers of Superior Essex. The annual target bonus payable to you upon the achievement of applicable performance goals will be 40% of base salary.

        4.    Employee and Fringe Benefits; Vacation; Expenses.    (a) While you are employed by Superior Essex, you will be entitled to participate in Superior Essex's (or its affiliates') employee and fringe benefit plans, programs and arrangements as in effect from time to time in accordance with the terms and conditions thereof in effect from time to time, subject to the satisfaction of any eligibility requirements, on the same basis as those benefits are generally made available to other executives.

Without limiting the foregoing, while you are employed by Superior Essex, you will be entitled to those perquisites set forth on Exhibit A attached hereto.

          (b)   You will be entitled to be reimbursed for the reasonable business expenses you incur in the performance of your duties in accordance with Superior Essex's policies.

          (c)   You will be entitled to four weeks paid vacation annually (pro rata for 2004) or such longer time as may be provided under any plans, practices, programs and policies of the Superior Essex available to other executives.

          (d)   Superior Essex will (i) pay to maintain your Alabama, Georgia and Texas Bar licenses and memberships and any other state or country in which Superior Essex requests you to practice, (ii) pay for reasonable continuing legal education and legal publications and (iii) pay for membership in the American Society of Corporate Secretaries, the American Bar Association, the Corporate Counsel Association of America and certain of their committees and other reasonable professional association membership fees.

        5.    Stock Option.    (a) As soon as practicable following your date of employment (the "Grant Date"), Superior Essex will grant you a non-qualified stock option (the "Option") to purchase 45,000 shares of Superior Essex's common stock, par value $.01 (the "Common Stock") under the Superior Essex Inc. 2003 Stock Incentive Plan as may be in effect from time to time (the "2003 Stock Incentive Plan") at an exercise price equal to the fair market value on the Grant Date. Subject to your continued employment by Superior Essex (or its affiliates) through each vesting date, the Option will vest and become exercisable in equal annual installments of 33 1/3% each, on the first, second and third anniversary of the Grant Date. The Option will be granted pursuant to will be subject to the terms and conditions of, the 2003 Stock Incentive Plan and Superior Essex's standard stock option agreement. If there is any inconsistency or ambiguity among this Agreement, the Plan or the option agreement, this Agreement shall prevail.

          (b)   If a Change in Control (as defined in the 2003 Stock Incentive Plan) occurs and (x) within 90 days of the consummation of the Change in Control, you do not receive a written offer of employment from the acquiror or successor in the Change in Control that provides for employment following the Change in Control on substantially the same terms and conditions as set forth in this Agreement, (y) the Change in Control results in Superior Essex no longer being a "reporting company" under the Securities Exchange Act of 1934 based on its common stock being publicly traded or (z) your employment is terminated during the one-year period commencing on the date of the consummation of the Change in Control by Superior Essex without Cause (as defined in Exhibit B) or by your resignation for Good Reason (as defined in Exhibit B), then any unvested portion of the Option held by you will become vested and exercisable.

        6.    Termination of Employment.    At all times, your employment with Superior Essex is "at-will" which means that employment with Superior Essex may be terminated at any time by either you or Superior Essex with or without Cause, subject only to the entitlements, liabilities and obligations set forth in paragraphs 5, 6, 7, 8, 9 and 10 hereof.

          (a)   Upon termination of your employment for any reason, Superior Essex will have no obligations under this Agreement other than to pay you: (w) any unpaid base salary through the date of termination; (x) any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year; (y) reimbursement for any unreimbursed business expenses properly incurred by you in accordance with Superior Essex's policy prior to the date of your termination; and (z) benefits in accordance with the terms of the applicable plans and programs of Superior Essex.

          (b)   If you are terminated by Superior Essex without Cause (other than on account of your death or disability) or you terminate your employment for Good Reason, Superior Essex will pay you, within 30 days of such termination, a lump sum cash payment equal to one times the sum of your base salary in effect immediately prior to your termination. You shall also be entitled to continue to participate in the health and welfare plans maintained by Superior Essex as in effect from time to time during the one year period following such termination on the same basis as Superior Essex provides such plans for its then actively employed executives (which may include, without limitation, medical, dental, executive medical reimbursement, disability and life insurance), and Superior Essex and you shall share the costs of the continuation of such coverage in the same proportion as such costs were shared immediately prior to your termination; provided, however, that such participation shall terminate, or the benefits under such plan will be reduced, if and to the extent you become covered (or are eligible to become covered) during such one-year period by plans of a subsequent employer or other entity to which you provide services providing comparable benefits or if you fail to pay any required contribution or premium. Such coverage shall be credited against the time period that you and your dependents are entitled to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (c)   Termination of your employment for any reason constitutes resignation as an officer of Superior Essex and its affiliates as of the date of such termination and to the extent applicable, from the board of directors (and any committees thereof) of Superior Essex or its affiliates and from any other positions that you may hold with Superior Essex or its affiliates and you agree to execute any documents requested by Superior Essex to evidence such resignation.

          (d)   Any amounts payable and benefits or additional rights provided pursuant to paragraph 6 will only be payable if you deliver to Superior Essex a release of all claims (except with regard to your rights (i) under, or with respect to, this Agreement, (ii) to indemnification provided at law, pursuant to Superior Essex's (or an affiliate's) by-laws, any separate indemnification agreement provided to you or insurance or to directors' and officers' liability insurance coverage, (iii) under COBRA or your vested rights under benefit or incentive plans; or (iv) as a stockholder) occurring up to the release date with regard to Superior Essex, its affiliates and their respective past or present officers, directors and employees in such form as reasonably requested by Superior Essex.

          (e)   You will be under no obligation to seek other employment and there will be no offset against any amounts owing to you under this paragraph 6 on account of any remuneration attributable to any subsequent employment that you may obtain.

        7.    Non-Competition.

          (a)   You acknowledge and recognize the highly competitive nature of the businesses of Superior Essex and its affiliates and accordingly agrees as follows:

              (i)  While you are employed by Superior Essex and, for a period of twelve months following the date you cease to be employed by Superior Essex for any reason (the "Restricted Period"), you will not, whether on your own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly solicit or assist in soliciting in competition with Superior Essex or its affiliates, the wire or cable business of any client or prospective client:

              (A)  with whom you had personal contact or dealings on behalf of Superior Essex or its affiliates during the one year period preceding your termination of employment;

              (B)  with whom employees reporting to you have had personal contact or dealings on behalf of Superior Essex or its affiliates during the one year period immediately preceding your termination of employment; or

              (C)  for whom you had direct or indirect responsibility during the one-year period immediately preceding your termination of employment.

             (ii)  During the Restricted Period, you will not directly or indirectly:

              (A)  engage in any business that manufactures or distributes wire or cable in any geographical area that is within 100 miles of any geographical area where Superior Essex or its affiliates manufactures or distributes wire or cable (a "Competitive Business");

              (B)  enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

              (C)  acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

              (D)  interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Superior Essex or any of its affiliates and customers, clients, suppliers, partners, members or investors of Superior Essex or its affiliates.

            (iii)  Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of Superior Essex or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (a) are not a controlling person of, or a member of a group which controls, such person and (b) do not, directly or indirectly, own 5% or more of any class of securities of such Person.

            (iv)  During the Restricted Period, you will not, whether on your own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

              (A)  solicit or encourage any employee of Superior Essex or its affiliates to leave the employment of Superior Essex or its affiliates; or

              (B)  hire any such employee who was employed by Superior Essex or its affiliates as of the date of your termination of employment with Superior Essex or who left the employment of Superior Essex or its affiliates coincident with, or within one year prior to or after, the termination of your employment with Superior Essex.

             (v)  During the Restricted Period, you will not, directly or indirectly, solicit or encourage to cease to work with Superior Essex or its affiliates any consultant then under contract with Superior Essex or its affiliates.

          (b)   It is expressly understood and agreed that although you and Superior Essex consider the restrictions contained in this paragraph 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

        8.    Confidentiality and Non-Disparagement.

          (a)   Confidentiality.

              (i)  You will not at any time (whether during or after your employment with Superior Essex) (y) retain or use for the benefit, purposes or account of you or any other Person, or (z) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Superior Essex or its affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of Superior Essex, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to Superior Essex or its affiliates on a confidential basis ("Confidential Information") without the prior written authorization of Superior Essex.

             (ii)  "Confidential Information" will not include any information that is (A) generally known to the industry or the public other than as a result of your breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to you by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided, however, that you will give prompt written notice to Superior Essex of such requirement, disclose no more information than is so required, and cooperate (at Superior Essex's expense) with any attempts by Superior Essex to obtain a protective order or similar treatment.

            (iii)  Upon termination of your employment with Superior Essex for any reason, you will: (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Superior Essex, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to Superior Essex, at Superior Essex's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Superior Essex property) that contain Confidential Information or otherwise relate to the business of Superior Essex, its affiliates and subsidiaries, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with Superior Essex (at Superior Essex's expense) regarding the delivery or destruction of any other Confidential Information of which you are or becomes aware.

          (b)   Non-Disparagement.

              (i)  You will not at any time make any oral or written statement about Superior Essex, its affiliates or its shareholders, regarding any of the foregoing's financial status, business, compliance with laws, ethics, shareholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage Superior Essex and its shareholders, and any of their respective subsidiaries, affiliates, shareholders, partners, directors, officers, employees and agents (the "Protected Group"), or otherwise degrade any member of the Protected Group's reputation in the business, industry or legal community in which any such member operates; provided that you will be permitted to (A) make any statement that is required by applicable professional standards of conduct or securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of your employment, (C) defend yourself against any statement made by Superior Essex or its affiliates that is intended or reasonably likely to disparage you or otherwise degrade your reputation in the business, industry or legal community in which you operate, only if you reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

             (ii)  Superior Essex and its affiliates will not issue any press release or make any public statement about you which is intended or reasonably likely to disparage you, or otherwise degrade your reputation in the business or industry in which you operate; provided that Superior Essex and its affiliates will be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of your employment, (C) defend itself against any statement made by you that is intended or reasonably likely to disparage any member of the Protected Group or otherwise degrade any member of the Protected Group's reputation in the business, industry or legal community in which such member of the Protected Group operates, only if Superior Essex or its affiliate reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

          (c)   The provisions of this paragraph 8 will survive the termination of your employment for any reason.

        9.    Specific Performance.    You acknowledge and agree that Superior Essex's remedies at law for a breach or threatened breach of any of the provisions of paragraphs 7 or 8 would be inadequate and Superior Essex would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, Superior Essex, without posting any bond, will be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        10.    Miscellaneous.

          (a)   Governing Law. This Agreement will be governed by the laws of the State of Delaware (without reference to rules relating to conflicts of law).

          (b)   Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under paragraph 9 hereof or damages for breach of paragraphs 7 or 8, will be settled exclusively by arbitration, conducted before a single arbitrator in Atlanta, Georgia in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          (c)   No Guarantee of Employment. Nothing with respect to this Agreement will be held or construed to create a contract of employment for a definite term or otherwise alter the ability of Superior Essex to terminate the employment relationship for any reason or no reason.

          (d)   Assignment. The benefits payable under this Agreement will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected will not be recognized.

          (e)   Successors. Superior Essex will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Superior Essex, expressly and unconditionally to assume and agree to perform Superior Essex's obligations under this Agreement, in the same manner and to the same extent that

  Superior Essex be required to perform if no such succession or assignment had taken place. In such event, the term "Superior Essex" as used here, means Superior Essex and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

          (f)    Entire Agreement. This Agreement contains the entire understanding between you and Superior Essex with respect to your employment by Superior Essex and supersedes any prior agreements between Superior Essex and you with respect thereto.

          (g)   Amendment. This Agreement may not be altered, amended, modified or terminated except in a writing executed by Superior Essex and you.

          (h)   Withholding. Superior Essex may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

          (i)    Representation. You hereby represent to Superior Essex that the execution and delivery of this Agreement by you and Superior Essex and the performance by you of your duties hereunder will not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound.

*        *        *

        In order to accept the terms described in this Agreement and for this Agreement to be valid and binding, please sign this letter and return it to me no later than five business days from the date hereof.

Sincerely,
SUPERIOR ESSEX INC.
By:	/s/ STEPHEN M. CARTER Stephen M. Carter Chief Executive Officer
AGREED AND ACCEPTED:
/s/ BARBARA L. BLACKFORD Barbara L. Blackford
Date:	February 26, 2004

EXHIBIT A

PERQUISITES

(1)
Superior Essex will provide you a car allowance in the amount of $1,000 per month (which is intended to be inclusive of any income taxes owed by you as a result of all or any portion of this allowance being determined to be compensation to you).

(2)
Superior Essex will reimburse you for the first $10,000 of medical expenses and/or premiums not covered by Superior Essex's medical insurance plan or paid for by Superior Essex.

(3)
Superior Essex will pay the reasonable dues for one country club membership for you.

(4)
Superior Essex will reimburse you for the telecommunications and computing costs to provide you with an effective office capability at home and while traveling.

(5)
Superior Essex will reimburse you for the reasonable expenses incurred by you for financial planning and counseling in accordance with Superior Essex's policy.

EXHIBIT B

CERTAIN DEFINITIONS

For purposes of this Agreement,

        "Cause" means (A) your continued willful failure to perform substantially your duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by Superior Essex to you of such failure, (B) dishonesty in the performance of your duties hereunder which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of Superior Essex or any of its affiliates, (C) your conviction of, or plea of guilty or nolo contendere to, a crime constituting (y) a felony under the laws of the United States or any state thereof or (z) a misdemeanor involving misconduct by you in your personal or professional conduct punishable by imprisonment of more than three days or a fine in excess of $5,000 (other than a traffic violation), which is reasonably likely to damage the business, prospects or reputation of Superior Essex or any of its affiliates in any respect, (D) your willful malfeasance or willful misconduct in connection with your duties hereunder or any act or omission which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of Superior Essex or any of its affiliates or (E) your breach of the provisions of paragraphs 7 or 8 of this Agreement (other than a breach which is insubstantial and insignificant, taking into account all of the circumstances); provided, however, that any event described in clauses (A), (B) and (D) will constitute Cause only if you fail to cure such event, to the reasonable satisfaction of Superior Essex, within 10 days after receipt from Superior Essex of written notice of the event which constitutes Cause.

        "Good Reason" means, without your written consent, (A) a reduction in your base salary as then in effect, (B) a reduction in your target annual bonus to less than 40% of your base salary or a material reduction by Superior Essex of the employee benefits to which you are entitled (other than an overall reduction in benefits that affects substantially all full-time employees of Superior Essex and its affiliates), (C) your removal from the positions of Executive Vice President, General Counsel and Secretary of Superior Essex, (D) a material adverse change in your authority, duties and responsibilities or reporting lines, (E) a relocation of your principal place of employment with Superior Essex of more than 35 miles from your then current work location, or (F) Superior Essex's failure to pay amounts to which you are entitled under this Agreement; provided that any event described in clauses (A) through (F) above will constitute Good Reason only if Superior Essex fails to cure such event within 20 days after receipt from you of written notice of the event which constitutes Good Reason; provided, further, that Good Reason will cease to exist for an event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given Superior Essex written notice thereof prior to such date.